Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
May 16, 2014	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES

ACQUISITION IN MIAMI, FL

DENVER, CO — May 16, 2014 — Industrial Property Trust Inc. (“IPT”) announced today that it has acquired a 41,000 square foot distribution facility located outside Miami, Florida, a key industrial market. The property is currently 100% leased to a supplier of broad-line interconnect products.

“This property marks our first acquisition in the South Florida industrial market — a key market to enter as we strive to build a national industrial real estate operating platform” said Dwight Merriman, Chief Executive Officer of IPT.

The South Florida industrial market continues to be a desirable industrial market due to its port access, recently improved infrastructure and strong demographics. The location of this property will enable it to serve the two largest ports in South Florida — Miami and Fort Lauderdale.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and / or access to major distribution hubs. IPT has operated and elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year that ended on December 31, 2013, and IPT intends to continue to operate in accordance with the requirements for qualification as a REIT.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in IPT’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended or supplemented by IPT’s other filings with the Securities and Exchange Commission (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

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